Ameri Metro, Inc.

(Formerly Yellowwood Acquisition Corporation)

Subsidiary List

Ameri Metro, Inc. has one subsidiary as listed below which was the subsidiary of the former Ameri Metro, Inc. when it merged with and into Yellowwood Acquisition Corporation:

Global Transportation & Infrastructure, Inc. incorporated December 1, 2010, Delaware